Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:  Rose Cummings

(704) 602-7304

rcummings@fairpoint.com

FAIRPOINT COMMUNICATIONS NAMES CHIEF FINANCIAL OFFICER

CHARLOTTE, N.C. (June 29, 2010) — FairPoint Communications, Inc. today announced  Ajay Sabherwal has been appointed executive vice president and chief financial officer (CFO), effective July 19, 2010.

Sabherwal, 44, will report to Chairman and Chief Executive Officer David Hauser and will be responsible for all aspects of FairPoint’s finance function, including accounting, tax, treasury and investor relations.

Hauser commented, “Ajay brings to FairPoint deep knowledge of the telecom industry as well as financial acumen and veteran leadership. His past experiences as a chief financial officer as well as his years as an equity analyst give him a unique perspective that is valuable as FairPoint emerges from Chapter 11 as a stronger, more viable company.”

Sabherwal’s experience in telecommunications spans 16 years starting in 1989 in Canada with CNCP Telecommunications (the predecessor company of AT&T Canada) where he was a senior manager of business planning. In the 1990s, he was a leading Canadian telecommunications equity analyst with Deacon Barclays de Zoete Wedd and then Canadian Imperial Bank of Commerce.  In 1999 he became the chief financial officer at Choice One Communications, a competitive local exchange carrier based in Rochester, New York, where he worked for six years.  From there, Sabherwal worked for the next five years as a chief financial officer for two renewable energy companies — Aventine Renewable Energy and Mendel Biotechnology. During his career Sabherwal has also worked for Louis Dreyfus Trading Ltd. in London and Deloitte & Touche Management Consultants in Toronto.

He holds both a bachelor’s degree in mechanical engineering and a master’s degree in economics from the Birla Institute of Technology & Science in India.  He also earned a Master in Business Administration degree from Manchester Business School in Manchester, UK.  He will be based in Charlotte, N.C.

About FairPoint

FairPoint Communications, Inc. is an industry leading provider of communications services to communities across the country. Today, FairPoint owns and operates local exchange companies in 18 states offering advanced communications with a personal touch, including local and long distance voice, data, Internet, television and broadband services. Learn more at www.fairpoint.com.

Pronunciation guide:

Ajay: ahh jay

Sabherwal: sub her vaal

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